Encision Reports Third Quarter Fiscal Year 2019 Results

BOULDER, Colo., Feb. 7, 2019 /PRNewswire/ -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2019 third quarter that ended December 31, 2018.

The Company posted quarterly net revenue of $2.12 million for a quarterly net loss of $84 thousand, or $(0.01) per diluted share. These results compare to net revenue of $2.19 million for a quarterly net income of $56 thousand, or $0.01 per diluted share, in the year-ago quarter. Net revenue for last year's quarter included net revenue of $94.5 thousand from an order for non-AEM product. Gross margin on net revenue was 50% in the fiscal 2019 third quarter and 56% in the fiscal 2018 third quarter. Gross margin on net revenue was lower in the current quarter primarily as a result of significantly higher material costs, especially as a result of tariffs on our steel costs and, to a lesser extent, inventory reserve expense and product mix.

The Company posted nine months net revenue of $6.72 million for a nine months net loss of $53 thousand, or $0.00 per diluted share. These results compare to net revenue of $6.72 million for a nine months net income of $354 thousand, or $0.03 per diluted share, in the year-ago nine months. Net revenue for last year's nine months included net revenue of $424 thousand from an order for non-AEM product. Gross margin on net revenue was 53% in the fiscal 2019 nine months and 57% in the fiscal 2018 nine months. Gross margin on net revenue was lower in the current nine months as a result of higher material costs and product mix.

"For this fiscal year's nine months, net revenue on AEM product resulted in a 7% rate of growth, said Greg Trudel, President and CEO of Encision Inc. "During the quarter ended December 31, 2018, we issued 875,000 shares of our common stock to CMED Partners LLLP ("CMED") in exchange for $350,000. We appreciate the continued confidence that CMED has placed in us. Net proceeds from the sale of the shares will be used for general business purposes and, in particular, for greater sales, marketing, and research and development presence. While never satisfied with a loss of any magnitude, our confidence in our strategy to drive top line growth through new product introductions and channel expansion is unwavering. We look forward to both a solid close for our FY2019 and to driving top line growth in FY2020."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2018 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Unaudited Condensed Statements of Operations
(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net revenue	$2,117	$2,190	$6,718	$6,716
Cost of revenue	1,055	956	3,149	2,880
Gross profit	1,062	1,234	3,569	3,836
Operating expenses:
Sales and marketing	645	570	2,077	1,745
General and administrative	312	369	954	1,058
Research and development	189	224	543	635
Total operating expenses	1,146	1,163	3,574	3,438
Operating income (loss)	(84)	71	(5)	398
Interest expense and other expense, net	––	(15)	(48)	(44)
Income (loss) before provision for income taxes	(84)	56	(53)	354
Provision for income taxes	––	––	––	––
Net income (loss)	$ (84)	$ 56	$ (53)	$ 354
Net income (loss) per share—basic and diluted	$(0.01)	$0.01	$0.00	$0.03
Weighted average number of shares—basic	10,799	10,683	10,722	10,683
Weighted average number of shares—diluted	10,799	10,708	10,722	10,702

Encision Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	December 31, 2018	March 31, 2018
ASSETS
Cash and cash equivalents	$ 577	$ 114
Restricted cash	25	25
Accounts receivable, net	1,024	963
Inventories, net	1,391	1,437
Prepaid expenses	130	75
Total current assets	3,147	2,614
Equipment, net	239	349
Patents, net	254	270
Other assets	19	19
Total assets	$ 3,659	$ 3,252
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 690	$ 466
Accrued compensation	258	257
Other accrued liabilities	100	285
Deferred rent	––	30
Total current liabilities	1,048	1,038
Deferred rent	74	10
Total liabilities	1,122	1,048
Common stock and additional paid-in capital	24,205	23,818
Accumulated (deficit)	(21,668)	(21,614)
Total shareholders' equity	2,537	2,204
Total liabilities and shareholders' equity	$ 3,659	$ 3,252

Encision Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Nine Months Ended
	December 31, 2018	December 31, 2017
Operating activities:
Net income (loss)	$ (53)	$ 354
Adjustments to reconcile net income (loss) to cash generated by operating activities:
Depreciation and amortization	141	154
Share-based compensation expense	37	49
(Recovery from) provision for doubtful accounts, net	(1)	(19)
(Recovery from) inventory obsolescence, net	24	(20)
Changes in operating assets and liabilities:
Accounts receivable	(61)	123
Inventories	22	(98)
Prepaid expenses and other assets	(55)	(83)
Accounts payable	224	119
Accrued compensation and other accrued liabilities	(150)	(85)
Net cash generated by operating activities	128	494

Investing activities:
Acquisition of property and equipment	(10)	(41)
Patent costs	(5)	(35)
Net cash (used in) investing activities	(15)	(76)

Financing activities:
Paydown of credit facility, net change	––	(275)
Proceeds from the issuance of common stock	350	––
Net cash generated by (used in) financing activities	350	(275)

Net increase in cash, cash equivalents, and restricted cash	463	143
Cash, cash equivalents, and restricted cash, beginning of period	139	95
Cash, cash equivalents, and restricted cash, end of period	$ 602	$ 238